EXHIBIT 99

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

DAVID PYLES,                                 )
                                             )
         Plaintiff,                          )
     v.                                      )
                                             )    Civil Action No.   20507-NC
CAL-MAINE FOODS, INC., FRED R.               )
ADAMS, JR., RICHARD K. LOOPER,               )
ADOLPHUS B. BAKER, BOBBY J. RAINES,          )
JACK B. SELF, JOE M. WYATT, CHARLES          )
F. COLLINS, W. D. (JACK) COX, R. FASER       )
TRIPLETT, M.D., and LETITIA C. HUGHES,       )
                                             )
         Defendants.                         )

                                   COMPLAINT

                              Nature of the Action

     1. Plaintiff David Pyles is a holder of common stock of Cal-Maine Foods, Inc. ("Cal-Maine" or the "Company") who is not affiliated with Cal-Maine or any of its directors or officers. The defendants are Cal-Maine and the members of its board of directors. On August 18, 2003, Cal-Maine announced in a press release that its board of directors had approved a 1 for 2500 reverse stock split of the Company's common stock (the "Reverse Split") "in order to effect taking the Company private." In the Reverse Split, each shareholder owning less than 2500 shares of existing common stock will be cashed out for the grossly unfair price of $7.35 per share. As a result of the Reverse Split, Cal-Maine would be "a privately-held Company" owned entirely or almost entirely by insiders, including defendants. Therefore, "the Company's common stock will no longer be traded on NASDAQ, the


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registration of the common stock under the Securities Exchange Act of 1934 will terminate, and the Company will cease filing reports with the SEC."


     2. Plaintiff brings this action individually and as a class action on behalf of the public stockholders of Cal-Maine. The Reverse Split is to be presented to the Cal-Maine stockholders at an annual meeting to be held in October, 2003. (The Company's 2002 annual meeting was held on October 3, 2002.) While the Reverse Split is subject to a stockholder vote, the outcome of that vote will be determined by the self-interest of the insider stockholders, including defendants who hold 2500 or more shares, in cashing out the public stockholders. Over 70% of Cal-Maine's common stock is held by Cal-Maine's officers and directors and their affiliates and the Cal-Maine Foods, Inc. Employee Stock Ownership Plan (the "ESOP"). According to Cal-Maine's most recent proxy statement, all of Cal-Maine's supervoting Class A Common Stock (the "Class A") is held by defendants Fred R. Adams, Jr. and his son-in-law, Adolphus B. Baker. To the extent holders of publicly held shares own more than 2500 shares, the Reverse Split would result in those stockholders becoming locked in as minority stockholders of a private company owned almost entirely by insiders. Accordingly, injunctive relief is necessary to prevent public minority stockholders of Cal-Maine from being eliminated from the Company through an unfair process and at an unfair price or being made captive minority holders of unregistered stock for which there is no market.


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                        Defendants' Control of Cal-Maine

     3. Cal-Maine's primary business is the production, cleaning, grading and packaging of fresh shell eggs for sale to shell egg retailers. It is the largest producer and distributor of fresh shell eggs in the United States. It sold approximately 571 million dozen shell eggs during fiscal 2003, representing approximately 13% of all shell eggs sold in the United States. The Company's principal executive offices are located in Jackson, Mississippi.


     4. Cal-Maine has two classes of stock outstanding: common stock which has one vote per share and the Class A which has 10 votes per share. As of May 31, 2003, Cal-Maine had approximately 10,564,388 shares of common stock and 1,200,000 shares of Class A stock outstanding. As of May 31, 2003, there were approximately 289 record holders of Cal-Maine common stock and approximately 756 beneficial owners whose shares were held by nominees or broker dealers. Cal-Maine's common stock is publicly traded, but because so much of its stock is controlled by insiders, the market is not highly liquid.


     5. The nomination of directors of Cal-Maine is controlled by the Company's executive committee, which consists of four corporate insiders: defendants Adams, Looper, Baker and Raines. Because defendant Adams controls a majority of the votes on all stockholder matters, all the directors are elected by Mr. Adams and their continuation in office is dependent on not contradicting his wishes. As described below, a majority of the members of the Cal-Maine board are also employees of the Company.


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

     6. Cal-Maine's chairman and chief executive officer, defendant Fred R. Adams, Jr., owns approximately 4,078,126 shares of common stock (or about 37% of the common stock) and 1,106,600 shares of Class A stock (92.2% of the Class A stock), which has 10 votes per share on each matter. Adams' wife owns 400,231 shares of common stock. In total, Adams and his affiliates control approximately 68% of the votes of all outstanding common and Class A shares of Cal-Maine.


     7. Defendant Richard K. Looper, who is vice chairman of the board and a director, owns 154,913 shares of Cal-Maine common stock (including 71,408 shares in the ESOP and 12,608 shares owned by his spouse), representing 1.5% of the outstanding common stock.


     8. Defendant Adolphus B. Baker, Cal-Maine's president, chief operating officer and a director, owns 246,250 shares of Cal-Maine common stock (including 86,655 shares owned by Mr. Baker's spouse separately and 32,299 shares in the
ESOP), representing 2.3% of the common stock. Baker also owns 93,400 shares of Class A stock, representing 7.8% of the Class A stock. Mr. Baker controls 5% of the voting power of all outstanding shares of Cal-Maine stock. He is the son-in-law of defendant Adams. He is also a director of Trustmark National Bank of Jackson, Mississippi.


     9. Defendant Bobby J. Raines, who is vice president, chief financial officer, treasurer, secretary and a director of Cal-Maine, owns 215,386 shares of Cal-Maine common stock (including 9,175 shares accumulated in the ESOP and


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5,000 owned by his spouse), representing 2% of the outstanding common stock and
1% of the total voting power of all outstanding stock of Cal-Maine.


     10. Defendant Jack B. Self, who is Cal-Maine's vice president/operations and production and a director, owns 31,388 shares of Cal-Maine common stock, including 23,388 shares accumulated in the ESOP.


     11. Defendant Joe M. Wyatt, vice president/Feed Mill Division and a director, owns 157,539 shares of Class A stock (including 8,513 shares in the ESOP), representing 1.5% of the outstanding common stock.


     12. Defendant Charles F. Collins, who is vice president, controller and a director of Cal-Maine, owns 81,127 shares of Cal-Maine common stock, including 73,127 shares accumulated in the ESOP.


     13. Defendant W. D. (Jack) Cox owns 7,200 shares of Cal-Maine common stock. Mr. Cox has served as a director of the Company since September, 1996 and is a former vice president of Cal-Maine. He is a consultant to various food companies. Mr. Cox also holds options to purchase 12,000 shares of Cal-Maine common stock at a price of $4.33 per share.


     14. Defendant R. Faser Triplett, M.D. owns 35,200 shares of Cal-Maine common stock. He has served as a director of Cal-Maine since September, 1996. Dr. Triplett also holds options to purchase 12,000 shares of Cal-Maine common stock at a price of $4.33 per share. He is a retired physician from the Jackson, Mississippi area and a professor at the University of Mississippi School of Medicine.


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     15. Defendant Letitia C. Hughes is the owner of 1,525 shares of Cal-Maine stock. She joined the Cal-Maine board in July, 2001. She is an officer in charge of private banking at Trustmark National Bank, Jackson, Mississippi. Thus, she is an employee at a bank where defendant Baker is a director. Moreover, she was selected to be nominated for the Cal-Maine board by the Company's Executive Committee, consisting of Baker, Adams, Looper and Raines, who are all Cal-Maine insiders. On information and belief, one or more of the defendants has a private banking relationship with Trustmark National Bank.


     16. In connection with a prior consideration of a "going private" transaction, in fiscal year 2001, Messrs. Cox and Triplett and Ms. Hughes each received an additional payment of $10,000, beyond the $10,000 per year annual compensation they receive for their services as a director. On information and belief, they will receive similar payments for their support of the Reverse Split.


     17. The ESOP owns 3,123,759 shares of common stock, representing 29.3% of the outstanding common stock and 13.8% of the total voting power of all outstanding stock of the Company. The ESOP's assets consist primarily of CalMaine common stock. The ESOP is managed by a trustee designated by the board of directors. Contributions to the ESOP are determined by the board of directors. Shares of common stock held in the ESOP are voted by the ESOP trustee in accordance with the instructions of the Cal-Maine employees.


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

             Cal-Maine's Fourth Quarter and Year End FY 2003 Results


     18. For the fourth quarter of fiscal 2003, Cal-Maine achieved net sales of $103.4 million and net income of $4.3 million dollars ($.36 per diluted share), compared with net sales of $83.1 million and a net loss of $1.9 million ($.16 per diluted share) for the fourth quarter of fiscal 2002. Net sales for fiscal year 2003 ended May 31, 2003 were $387.5 million, compared with net sales of $326.2 million for fiscal 2002. Fiscal year 2003 net income was $12.2 million ($1.03 per diluted share) compared with a net loss of $10.6 million ($.90 per diluted share) in fiscal 2002. Thus, net sales for the fiscal year ended May 31, 2003 represented an increase of $61.3 million or 18.8% over net sales from fiscal 2002. The Company's operating income in fiscal year 2003 was $26.2 million, compared to an operating loss of $7.9 million in fiscal 2002. As of May 31, 2003, Cal-Maine's working capital was $27.7 million, compared to $17.3 million the year before. Cash flow from operations for the fiscal year ended May 31, 2003 was $30.7 million. Commenting on Cal-Maine's full year and fourth quarter results, Fred Adams stated:


     The improved results for the fourth quarter and the full year reflect a stronger egg market for the last few months of the fiscal year. Hen numbers and egg supply have adjusted downward creating a better balance with market demand. As we begin a new fiscal year, egg prices continue to be strong. In addition, market indicators reflect a good crop of corn and soybeans this fall, which should provide reasonable feed costs for the year ahead.


Thus, having weathered a difficult year in fiscal year in 2002 and having achieved greatly improved results in fiscal year 2003, Cal-Maine is poised for a highly successful performance in fiscal year 2004 and beyond.


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

                       Board Approval of the Reverse Split


     19. On July 14, 2003 Cal-Maine announced that at a July 11, 2003 special meeting, the Cal-Maine board voted to "explore the possibility of the Company becoming privately held." At that meeting, Messrs. Cox and Triplett and Ms. Hughes were appointed as a special committee. On July 24, 2003, the special committee engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey").


     20. The Cal-Maine board of directors approved the Reverse Split at a special meeting held on Saturday, August 16, 2003. On that same date, the special committee's financial advisor, Houlihan Lokey, rendered a verbal opinion that "as of August 16, 2003, the consideration to be received by public shareholders of the Company, other than affiliated shareholders and the Company's Employee Stock Ownership Plan, is fair from a financial point of view." Thus, Houlihan Lokey and the directors recognized that the affiliated shareholders and the ESOP stand in a fundamentally different position than the public shareholders of the Company who will be cashed out in the Reverse Split. That is why Houlihan Lokey specifically excluded the affiliated shareholders and the ESOP from its opinion. Moreover, the Houlihan Lokey opinion does not address the fairness of the transaction to public shareholders of the Company who own 2500 shares or more and would, as a result of the Reverse Split, end up as minority holders of unregistered stock for which there is no longer a market.


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                                     COUNT I

                            Breach of Fiduciary Duty

     21. Plaintiff repeats and realleges the paragraphs above as if set for completely herein.


     22. The individual defendants as controlling stockholders, officers and/or directors of Cal-Maine owe a fiduciary duty to the public stockholders which includes obligations of loyalty, good faith, care and full disclosure.


                           Defendants' Breach of Duty


     23. The individual defendants have a conflict of interest because they have different interests from the public stockholders with respect to the Reverse Split. Moreover, because director defendants will be part of the going private group that will own all or almost all of the Company after the Reverse Split, they stand on both sides of the transaction. The Defendants will gain a financial advantage in the Reverse Split at the expense of minority stockholders of Cal-Maine. The funding for the Reverse Split will be provided by Cal-Maine's $6.9 million income tax refund receivable, $5 million of long-term borrowing from an insurance company and short-term borrowings under Cal-Maine's bank line of credit. Thus, the defendants will use Cal-Maine's assets to finance their increased ownership of the Company. Accordingly, the transaction implicates their duty of loyalty.


     24. As demonstrated herein, the defendants have breached their duty of loyalty by using their power and control over Cal-Maine to effect a freeze-out of Cal-Maine minority stockholders in order to unfairly benefit themselves personally.


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

Defendants have also violated their duty of care by proposing a transaction that is procedurally and substantively unfair to Cal-Maine's public stockholders. In formulating and proposing the Reverse Split, the defendants have not acted in good faith. As detailed herein, the defendants will obtain improper personal benefits from the transaction, including from their use of the assets of Cal-Maine, such as Cal-Maine's tax refund and borrowing capacity, to effect a freeze-out of minority stockholders and to take the Company private.


                             Entire Fairness Applies


     25. Because defendant Adams controls a majority of the votes of Cal-Maine's stock, the Reverse Split, which includes a freeze-out of minority stockholders, is subject to the entire fairness standard. Because a majority of the board and a majority of the Special Committee are not disinterested and independent with respect to the Reverse Split, the defendant directors also have the burden of demonstrating the entire fairness of the transaction, including fair dealing and fair price.


     26. As shown below, the Reverse Split is an unfair transaction in breach of the defendants' fiduciary duty. Accordingly, defendants cannot show that the Reverse Split is entirely fair to the public stockholders of Cal-Maine.


     27. Defendants' efforts to free themselves of their burden of entire fairness are ineffective. Directors who served on the Special Committee have financial interests that are adverse to the minority stockholders of Cal-Maine. Indeed, because a majority of the directors on the Special Committee own more than 2500


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shares of Cal-Maine Common Stock and will benefit from the cash-out of minority public stockholders, they stand on both sides of the transaction. The Special Committee was not truly independent and fully informed and did not have the ability to negotiate, and did not negotiate, at arm's length. Therefore, it is not surprising that the Special Committee did not aggressively seek to promote and protect the interests of the public minority.


     28. As explained below, the planned stockholder vote is also ineffective as a means of insulating defendants from their fairness burden. There will be no vote controlled by a majority of the public stockholders or the minority stockholders who will be cashed out in the Reverse Split. Rather, the vote will be controlled by the defendants and their affiliates. Defendant Adams' commitment "to vote his shares for and against the proposed reverse split in the same proportion as the vote of all other shareholders of the Company" is meaningless because the votes of the other defendants and their affiliates will mean most of the votes associated with Adams' stock will be voted in favor of the Reverse Split.


                   The Reverse Split Is an Unfair Transaction


     29. The Reverse Split is a product of unfair dealing by the defendants.


     30. Initiation. The transaction was initiated by self-interested insiders who control Cal-Maine at both the board and stockholder levels. These directors and officers will be the beneficiaries of the unfair transaction they intend to force upon Cal-Maine's minority stockholders. The Reverse Split will free these controlling insiders from future dealings with Cal-Maine's minority public


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


stockholders. The shortfall imposed upon the public, minority stockholders by the unfair Reverse Split price will result in a transfer of value to the controlling insiders.


     31. Timing. The timing of the Reverse Split will result in the public stockholders being cashed out at a time when Cal-Maine's results have improved dramatically and its future prospects are excellent. The timing of the creation of the Special Committee and the use of the July 11, 2003 date of the Committee's creation as the point for measuring premium over market was designed to justify a low price for the public shares in the reverse stock split. As of May 31, 2003, Cal-Maine had completed its fourth quarter and its 2003 fiscal year. However, as of July 11, 2003, the results of that quarter and fiscal year had not yet been announced. Cal-Maine enjoyed a very strong fourth quarter of fiscal year 2003, which contributed to greatly improve results for the 2003 fiscal year. Cal-Maine did not reveal its fourth quarter results and year end results for fiscal year 2003 until a press release issued on July 25, 2003. For unexplained reasons, that press release was not filed with the SEC until August 13, 2003 -- after Cal-Maine filed its 10-K for fiscal year 2003.


     32. Structure. The Reverse Split has been structured to prevent the cashed-out public stockholders of Cal-Maine from maintaining their stake in the Company. Because there will be no public market for Cal-Maine stock after the Reverse Split, there will be no opportunity for the stockholders to reinvest in the Company. The structure of the transaction is also unfair to public holders of more


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

than 2500 shares of Cal-Maine common stock because they will become minority holders of unregistered stock in a private company for which there is no market. The elimination of the public market in the Reverse Split also means that it would be foolish for holders of less than 2500 shares to acquire additional shares to avoid being cashed out in the Reverse Split. They would suffer the same fate as current public holders of 2500 shares or more - minority captives in a private company owned almost entirely by insiders which does not make public filings with the SEC. Finally, structuring the transaction as a reverse stock split means the cashed-out stockholders will have no appraisal rights.


     33. Negotiations. According to Cal-Maine's August 18, 2003 press release, the Reverse Split was approved by the Special Committee "following negotiations between management and the Special Committee." However, the committee and its process were fundamentally flawed. Committee members such as Cox and Frazer are among the affiliated stockholders who will benefit from the unfair cash-out of the public holders. Accordingly, they stand on the same side of the transaction as management. Therefore, the committee was not a disinterested and independent negotiator for the public stockholders who are to be cashed out in the Reverse Split. Moreover, the committee members are not independent because they were all selected by insiders and elected by Adams.


     34. While purportedly the special committee was to evaluate "alternative methods of going private," Cal-Maine's 10-K filed with the SEC on August 12, 2003 and signed by the directors and officers of Cal-Maine on August 12, 2003 states:


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     It is presently contemplated that a going private transaction would be effected by means of a `reverse split' of the Company's Common Stock. This would require an amendment of the Company's Certificate of Incorporation that would result in fractional shares that would be purchased by the Company for cash.

Thus, before the August 16, 2003 special committee meeting, before Houlihan Lokey rendered its verbal fairness opinion and before the August 16, 2003 board meeting, it had already been determined that the going private transaction would be a reverse stock split.

     35. The board approval is also flawed because it was dominated by insiders who will impose a discount in value on the public stockholders through the insiders' control of the Cal-Maine board.


     36. There is no indication that the interests of public stockholders owning over 2500 shares were ever considered by the Special Committee, Houlihan Lokey or the Cal-Maine board.


     37. Meaningless Stockholder Vote. The stockholder vote on the Reverse Split will not be meaningful because that vote will be dominated by insiders who will benefit from eliminating the public stockholders at a low price. According to Cal-Maine's August 18, 2003 press release:


     Chairman and Chief Executive Officer Fred R. Adams, Jr., who holds a majority of the voting rights of the Company's stock, has agreed to vote his shares for and against the proposed reverse split in the same proportion as the vote of all other shareholders of the Company.

However, because so many of the shares not owned by Mr. Adams are held by the ESOP, Cal-Maine directors and officers and their affiliates, all of whom own 2,500


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shares or more (and thus will not be subjected to being cashed out in the reverse split), the public stockholders of Cal-Maine will have no say in whether the transaction cashing them out goes through.

     38. The total votes of the outstanding shares will be approximately:


10,564,388 Common x 1 vote     =   10,564,388 votes
1,200,000 Class A x 10 votes   =   12,000,000 votes
                                   ----------
                                   22,564,388

Including the 260,166 common shares in his ESOP account but excluding the 402,231 shares owned by his wife (as to which he disclaims beneficial ownership), Mr. Adams controls 15,144,126 votes, including the 4,078,126 votes of his common shares and the 11,066,000 votes associated with his Class A shares.

     39. The ESOP (excluding Mr. Adams account), other directors and officers (excluding shares in the ESOP) and affiliates (including Mrs. Adams) control the following votes:


                               Common Votes     Class A votes     Total Votes
                               -------------    -------------     -----------

ESOP                             2,863,593                         2,863,593
Looper                              83,505                            83,505
Baker                              213,951         934,000         1,147,951
Raines                             206,211                           206,211
Self                                 8,000                             8,000
Wyatt                              149,026                           149,026
Collins                              8,000                             8,000
Cox                                  7,200                             7,200
Triplett                            35,200                            35,200
Mrs. Adams                         402,231                           402,231
                                                                 -----------
                                                                   4,910,917
                                                                 -----------

Thus, the ESOP (excluding Adams) and the other directors and officers and their affiliates control 4,910,917 votes. Cal-Maine's remaining stockholders control only approximately 2,509,295 votes. Therefore, the public stockholders lack the votes to


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defeat the Reverse Split. The votes of the defendants and their affiliates will so skew the stockholder vote as to make it meaningless.

     40. Unfair Price and Misleading Disclosure. The $7.35 cash-out price is unfair. In its August 18, 2003 press release, the Cal-Maine board attempted to justify the Reverse Split by stating that:


     The $7.35 per share cash consideration represents a 33% premium over the $5.52 closing price for the Company's common stock on July 11, 2003, the last day of trading prior to the Company's announcement that it had established a Special Committee of its Board of Directors to explore a `going private transaction.

However, by selecting the July 11, 2003 date as the basis for measuring the purported premium, the Cal-Maine board ignored that on July 25, 2003, Cal-Maine announced excellent results for its fourth quarter and fiscal year ended May 31, 2003. On July 25, 2003, the date of the press release announcing those results, the market price of Cal-Maine's common stock rose $.29 to $6.54. The $7.35 per share freeze-out price represents only a 12% "premium" over the closing price on July 25, 2003. On August 12, 2003 and August 13, 2003, when Cal-Maine filed its 10-K and an 8-K containing the fourth quarter and year end results, the market price rose further, closing at $6.95 on August 13. The $7.35 cash out is only about 6% above the market price on August 13. On August 15, 2003, the last trading day before announcement of the Reverse Split, Cal-Maine common closed at $7.56, or 21 cents above the Reverse Split price. When the Reverse Split was announced on August 18, 2003, Cal-Maine's common stock actually fell to $7.15. Because of the announcement of the strong fourth quarter and year end numbers, the market price


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

of Cal-Maine's common stock would have risen significantly without the announcement of a possible going private transaction.


     41. The market price of Cal-Maine stock is not an accurate indicator of fair value or a legitimate basis for measuring premium over market. Because approximately 80% of Cal-Maine's stock is controlled by insiders, including over 70% that is controlled by Adams and the ESOP, there is very limited public float in Cal-Maine's commons stock. At most, there are about 2.5 million shares of Cal-Maine common stock that are not held by insiders. The market price of Cal-Maine common stock not only reflects a minority discount, but also reflects a limited market in the stock of a company that is approximately 80% controlled by insiders.


     42. Because of the factors described above, the defendants' statement in the August 18, 2003 press release that the $7.35 Reverse Split price represents a 33% premium over market was a misleading partial disclosure.


     43. The controlling insiders will benefit from use of suspect measures of valuation, including the purported 33% premium over the July 11, 2003 market price, which for the reasons stated above does not accurately reflect even fair market value for that stock, much less fair value. The Reverse Split will allow Cal-Maine and the controlling insiders to realize a gain at the expense of the public stockholders by freezing them out at an unfair price. Significantly, the insiders have acknowledged that the Reverse Split is a going private transaction and that Cal-Maine will be a private company after the reverse split. Accordingly, the cashed-out public stockholders of Cal-Maine will not have any future opportunity to


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

receive the fair value of their shares based on Cal-Maine as a going concern. Because the Reverse Split represents a freeze-out of the public stockholders, those stockholders are entitled to the full intrinsic worth of their shares. Instead, Cal-Maine and its insiders will capture a significant portion of that intrinsic worth by paying an unfair price in the Reverse Split.


     44. Plaintiff and the Class have no adequate remedy at law and will suffer irreparable harm absent injunctive relief against the Reverse Split.


                            CLASS ACTION ALLEGATIONS

     45. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court, on behalf of the public holders of Cal-Maine common stock (the "Class"). Excluded from the Class are defendants herein, their affiliates and the ESOP.


     46. This action is properly maintainable as a class action.


     47. The Class is so numerous that joinder of all members is impracticable. There are approximately 2.5 million shares of Cal-Maine common stock outstanding that are owned by more than a thousand class members.


     48. There are questions of law and fact which are common to the Class including, inter alia, the following:


          (a) whether the transactions complained of herein are unfair to the Class;


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


          (b) whether defendants have breached the fiduciary duties owed by them to plaintiff and the other members of the Class; and


          (c) whether plaintiff and the other members of the Class would be irreparably damaged absent injunctive relief.


     49. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.


     50. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.


     51. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.


     WHEREFORE, plaintiff prays for judgment and relief as follows:


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

     A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;


     B. Temporarily, preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the Reverse Split;


     C. In the event the proposed Reverse Split is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;


     D. Directing defendants to account to the Class for all profit received by the defendants and all damages sustained by the Class as a result of the wrongs complained of herein;


     E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiffs attorneys' and experts' fees;


     F. Granting such other and further relief as this Court may deem just and proper.


                                          PRICKETT, JONES & ELLIOTT, P.A.


                                          By:  /s/ Michael Hanrahan
                                              --------------------------------
                                               Michael Hanrahan
                                               Gary F. Traynor
                                               Carla I. Brown
                                               1310 N. King Street
                                               P.O. Box 1328
                                               Wilmington, DE 19899-1328
                                               TEL:  (302) 888-6500
                                               Attorneys for Plaintiff


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